Exhibit 99.1
Post Holdings Announces Modified Dutch Auction Cash Tender Offer for 4.625% Senior Notes Due 2030 and 4.50% Senior Notes Due 2031
ST. LOUIS, June 27, 2022 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it has commenced a cash tender offer (the “Tender Offer”) to purchase up to $450.0 million (subject to increase, the “Tender Cap”) in aggregate cash consideration (excluding accrued interest) of its (i) 4.625% Senior Notes maturing April 2030 (the “2030 Notes”) and (ii) 4.50% Senior Notes maturing September 2031 (the “2031 Notes” and, together with the 2030 Notes, the “Notes”). The Tender Offer is being made on the terms and subject to the conditions, including a financing condition, set forth in the Offer to Purchase, dated June 27, 2022 (as it may be amended or supplemented, the “Offer to Purchase”).
The Tender Offer will expire at 11:59 p.m., New York City time, on July 25, 2022, unless extended or earlier terminated as described in the Offer to Purchase (such date and time, as they may be extended, the “Expiration Date”), with an early participation deadline of 5:00 p.m., New York City time, on July 11, 2022 (the “Early Participation Date”), unless extended or earlier terminated.
The total consideration payable for each $1,000 principal amount of the Notes will be determined based on a modified “Dutch Auction” procedure. Holders of the Notes (“Holders”) who validly tender (and do not validly withdraw) their Notes before 5:00 p.m., New York City time, on the Early Participation Date, and whose Notes are accepted for purchase by the Company, will be eligible to receive the “Total Consideration,” which includes an “Early Participation Amount” of $50.00 for each $1,000 principal amount of the Notes validly tendered. The Company may, but is not obligated to, following the Early Participation Date and prior to the Expiration Date, elect to accept the Notes validly tendered by Holders on or prior to the Early Participation Date, for settlement on such date or promptly thereafter (the “Early Payment Date”). If the Company elects to have an Early Payment Date, it will issue a press release announcing the date selected as the Early Payment Date. Holders who validly tender their Notes after the Early Participation Date and on or prior to the Expiration Date, and who have their Notes accepted for purchase by the Company, will not be eligible to receive the Early Participation Amount and will only receive the Total Consideration minus the Early Participation Amount (the “Tender Offer Consideration”) on the final payment date (the “Final Payment Date”). The Final Payment Date is currently expected to occur on July 26, 2022.
Holders electing to participate may specify the minimum applicable Total Consideration (the “Bid Price”) they would be willing to receive in exchange for each $1,000 principal amount of each series of Notes they choose to tender in the Tender Offer. The Bid Price that Holders specify for each $1,000 principal amount of each series of Notes must be within the applicable range set forth in the table below and must be in increments of $2.50. The following table sets forth certain terms of the Tender Offer:
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Series of Notes	CUSIP No.	Aggregate Outstanding Principal Amount	Base Price / Minimum Bid Price(1)	Maximum Bid Price(1)
4.625% Senior Notes maturing April 2030	144A: 737446AQ7 Reg S: U7318UAQ5; U7318UAS1	$1,650,000,000	$810.00	$880.00
4.50% Senior Notes maturing September 2031	144A: 737446AR5 Reg S: U7318UAT9	$1,741,123,000	$800.00	$870.00

(1)The Bid Price range set forth in the table above for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer includes the Early Participation Amount, which will be payable only to Holders that validly tender (and do not validly withdraw) their Notes prior to the Early Participation Date and whose Notes are accepted for purchase. Holders who validly tender their Notes after the Early Participation Date and on or prior to the Expiration Date, and whose Notes are accepted for purchase, will only receive the Tender Offer Consideration for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer.
As more fully described in the Offer to Purchase, the Total Consideration for each $1,000 principal amount of each series of Notes validly tendered by Holders (and not validly withdrawn) pursuant to the Tender Offer on or prior to the Early Participation Date and accepted for purchase by the Company will be equal to the sum of: (1) the “Base Price” for that series of Notes, which also is equal to the minimum Bid Price, and (2) the “Clearing Premium,” which will be determined by consideration of the bid premiums of all validly tendered (and not validly withdrawn) Notes of both series on or prior to the Early Participation Date, in order of lowest to highest bid premiums. If the aggregate amount of the Notes validly tendered (and not validly withdrawn) at or below the Clearing Premium would cause the Company to accept an aggregate principal amount of Notes in excess of the Tender Cap, then Holders of Notes tendered at the Clearing Premium will be subject to proration as described in the Offer to Purchase.
Tendered Notes may be withdrawn any time on or prior to 5:00 p.m., New York City time, on July 11, 2022, unless extended by the Company (such date and time, as the same may be extended or earlier terminated, the “Withdrawal Date”). Notes validly tendered after the Withdrawal Date may not be withdrawn or revoked, unless otherwise required by law. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt of financing by the Company. There can be no assurance that the Company will obtain in a timely manner, or at all, the financing, and it may use available cash or additional borrowings to satisfy any amounts required to purchase the Notes. The Company may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.
The Company reserves the right, subject to applicable law, to (a) extend the Early Participation Date, the Withdrawal Date or the Expiration Date, in each case, to a later date and time; (b) increase the Tender Cap; (c) waive in whole or in part any or all conditions to the Tender Offer; (d) delay the acceptance for purchase of any Notes or delay the purchase of any Notes or (e) otherwise modify or terminate the Tender Offer. The Company does not intend to extend the Early Participation Date, the Withdrawal Date or the Expiration Date unless required by law or otherwise in its sole discretion.
J.P. Morgan Securities LLC is acting as the lead dealer manager for the Tender Offer. Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as co-dealer managers for the Tender Offer. D.F. King & Co., Inc. is serving as the information agent and tender agent. Copies of the Offer to Purchase and related tender offering materials are available by contacting the information agent at (212) 269-5550 (banks and brokers) and at (866)

406-2287 (all others) or by email at post@dfking.com. Questions regarding the Tender Offer should be directed to J.P. Morgan at (212) 834-4087.
None of the Company, the lead dealer manager, the co-dealer managers, the information agent and tender agent or the trustee for the Notes makes any recommendation as to whether Holders should tender any Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes and the Bid Price or Bid Prices at which to tender. This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, are made throughout this press release. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions elsewhere in this press release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the Tender Offer, the ongoing conflict in Ukraine, the rapidly changing situation related to the COVID-19 pandemic and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the Tender Offer will be completed as anticipated or at all.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665

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